Exhibit 10.101

PROMISSORY NOTE

$337,500.00	Dublin, Ohio

 February 24, 2009

National Investment Managers Inc., a Florida corporation (the "Maker"), for value received, hereby promises to pay to Renee J. Conner and William E. Renninger (the "Holders"), or order, the principal sum of Three Hundred Thirty Seven Thousand Five Hundred  ($337,500) (the “Principal”) Dollars in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, which shall be payable in nine (9) equal principal monthly installments of Thirty Seven Thousand Five Hundred Dollars ($37,500) each, plus accrued interest, (“Monthly Installments”)  beginning on (i) July 1, 2009 and ending (ii) March 1, 2010.  Maker further promises to pay interest on the unpaid principal balance hereof at the rate of eight (8%) per annum.  Interest shall be calculated on the basis of a 360 day year and actual days elapsed.  Maker shall administer the payment and tax reporting of the Monthly Installments by dividing the amount of each Monthly Installment Ninety Five percent (95%) to Renee J. Conner and Five percent (5%) to William E. Renninger. In no event shall the interest charged hereunder exceed the maximum permitted under the laws of the State of Ohio.

This Note is executed as replacement note, superseding and terminating, the prior two (2) notes between the parties (one note between the Maker and Renee J. Conner in the amount of Three Hundred Twenty Thousand Six Hundred Twenty Five ($320,625) Dollars and another note between the Maker and William E. Renninger in the amount of Sixteen Thousand Eight Hundred Seventy Five ($16,875) Dollars) both dated February 28, 2007.  Interest accrued on the February 28, 2007 notes shall be paid to the Holders within fifteen (15) business days after the effective date of this Promissory Note.

This Note can be prepaid in whole or in part at any time without the consent of the Holders provided that Maker shall pay all accrued interest on the principal so prepaid to date of such prepayment.

Notwithstanding anything to the contrary contained herein, in the event the Holders and the Maker submit a dispute regarding the determination of the Adjusted EBITDA (as defined in Section 2.3(a) of the Purchase Agreement) to an Independent Accounting Firm (as defined in the Purchase Agreement) and such Independent Accounting Firm does not issue its report before one of installment dates set forth above, Maker shall not be required to make such installment payment to Holders until the fifteenth (15th) business day after such report is issued by such Independent Accounting Firm.

The entire unpaid principal balance of this Note and interest accrued with respect thereto shall be immediately due and payable upon the occurrence of any of the following (each, an "Event of Default"):

a.  Application for, or consent to, the appointment of a receiver, trustee or liquidator for Maker or of its property;

b.  Admission in writing of the Maker's inability to pay its debts as they mature;

c.  General assignment by the Maker for the benefit of creditors;

Exhibit 10.101

d.  Filing by the Maker of a voluntary petition in bankruptcy or a petition or an answer seeking reorganization, or an arrangement with creditors;

e.  Entering against the Maker of a court order approving a petition filed against it under the federal bankruptcy laws, which order shall not have been vacated or set aside or otherwise terminated within sixty (60) days; or

f.   Default in the payment of the principal or accrued interest on this Note, when and as the same shall become due and payable, whether by acceleration or otherwise, which such default has not been cured within thirty (30) days of the Holders notifying the Maker in writing of such default; or

g.  The employment of John M. Davis, President and Chief Operating Officer of Maker is involuntarily terminated by the Maker, excluding natural acts.

All rights and remedies available to the Holders pursuant to the provisions of applicable law and otherwise are cumulative, not exclusive and enforceable alternatively, successively and/or concurrently after default by Maker pursuant to the provisions of this Note.

This Note may not be changed, modified or terminated orally, but only by an agreement in writing, signed by both Maker and Holders.

This Note is subordinate to all Senior Indebtedness.  Notwithstanding anything to the contrary in this Note, the Holders agree that the indebtedness represented by this Note and the payment of principal and interest, including any interest accruing during the existence of an Event of Default, and other amounts owed by Maker are hereby expressly made subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness, and any fees, costs, enforcement expenses (including legal fees and disbursements), collateral protection expenses and other reimbursement or indemnity obligations related to such Senior Indebtedness.  As used herein, “Senior Indebtedness” means the principal of (and premium, if any) and interest on (i) all indebtedness of Maker for money borrowed from any bank, merchant bank, savings and loan, insurance company, finance company, credit union, investment bank, broker-dealer, or other financial institution of any nature whatsoever, or any affiliate thereof, whether outstanding on the date of execution of this Note or thereafter created, assumed or incurred (including, without limitation, all indebtedness evidenced by that certain (A) Revolving Line of Credit and Term Loan Agreement, dated as of November 30, 2007, between Maker and RBS Citizens, National Association, and (B) Securities Purchase and Loan Agreement, dated November 30, 2007, by and among Maker, Woodside Capital Partners IV, LLC, Woodside Capital Partners IV QP, LLC, Woodside Capital Partners V, LLC, as assignee of Woodlands Commercial Bank (f/k/a Lehman Brothers Commercial Bank), Woodside Capital Partners V QP, LLC, as assignee of Woodlands Commercial Bank (f/k/a Lehman Brothers Commercial Bank) and Woodside Agency Services, LLC, as collateral agent; and (ii) any deferrals, renewals, increases, extensions or refinancing of any such Senior Indebtedness referred to in clause (i) above.  As used herein, “indebtedness of Maker for money borrowed” means any obligation of, or any obligation guaranteed by, Maker for the repayment of money borrowed, whether or not evidenced by bonds, debentures, notes or other written instruments, any capitalized lease obligation and any deferred obligation for payment of the purchase price of any property or assets. The Holders agree to furnish any holder of Senior Indebtedness upon request a subordination agreement that contains reasonably customary subordination provisions, consistent with the provisions of this Note, which subordination agreement may, without limitation (x) set forth the priority rights of the Holders and the holder of the Senior Indebtedness, and (y) prohibit payments to the Holders that would cause a default under the Senior Indebtedness.  In the event of and during the continuation of any default or event of default under any Senior Indebtedness beyond any applicable grace period with respect thereto, no payment shall be made by or on behalf of Maker, or demand made by or on behalf of the Holders, on this Note until the date, if any, on which such default or event of default is waived by the holders of such Senior Indebtedness or otherwise cured or has ceased to exist or the Senior Indebtedness to which such default or event of default relates is discharged by payment in full in cash.  Northing contained in this Paragraph or elsewhere in this Note shall prevent Maker, at any time except under the circumstances described in this Paragraph, form making regularly scheduled payments at any time of principal of or interest on this Note.

Exhibit 10.101

This Note shall be governed by and construed in accordance with the laws of the State of Ohio applicable to agreements made and to be performed in that state, without regard to any of its principles of conflicts of laws or other laws that would result in the application of the laws of another jurisdiction. This Note shall be construed and interpreted without regard to any presumption against the party causing this Note to be drafted.  Each of the parties hereby unconditionally and irrevocably waives the right to a trial by jury in any action, suit or proceeding arising out of or relating to this Note or the transactions contemplated hereby.  Each of the parties unconditionally and irrevocably consents to the exclusive jurisdiction of the courts of the State of Ohio located in the County of Franklin and the Federal court in the Southern District of Ohio with respect to any suit, action or proceeding arising out of or relating to this Note or the transactions contemplated hereby, and each of the parties hereby unconditionally and irrevocably waives any objection to venue in any such court.

This Note shall be binding upon the successors, endorsees or assigns of the Maker and inure to the benefit of the Holders, its successors, endorsees and assigns.

In the event of any dispute between parties to this Note, the prevailing party shall be entitled to immediate payment of all costs incurred by such party in such dispute, including, but not limited to, court costs and reasonable attorneys' fees.

If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.

NATIONAL INVESTMENT MANAGERS INC.		RENEE J. CONNER

By:	/s/ John M. Davis	By:	/s/ Renne J. Conner
Name: John M. Davis
Title: President & Chief Operating Officer
WILLIAM E. RENNINGER

		By:	/s/ William E. Renninger